Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:

Bob Hebert	Chad Rubin
Chief Financial Officer	Vice President
CPEX Pharmaceuticals, Inc.	The Trout Group
603.658.6100	646.378.2947
rhebert@cpexpharm.com	crubin@troutgroup.com
CPEX Pharmaceuticals Reports on SEC Filing
by Arcadia Capital Advisors
     Exeter, NH, January 8, 2010 — CPEX Pharmaceuticals, Inc. (NASDAQ: CPEX) today confirmed that Arcadia Capital Advisors, LLC and its principal Richard Rofé, who hold approximately 12% of outstanding shares, have filed with the Securities and Exchange Commission (SEC) notice of intention of Mr. Rofé to make an unsolicited contingent offer to purchase the remaining shares of common stock of CPEX for $14.00 per share. Mr. Rofé indicated that any offer would require the CPEX Board of Directors to redeem the Rights under CPEX Shareholder Rights Plan.
     CPEX’s Board of Directors, consistent with its fiduciary duties and in consultation with its financial and legal advisors, will carefully consider Arcadia’s notice of intent. CPEX stated that no offer has been made and that shareholders do not need to take any action now. Following its consideration of the situation, the CPEX Board of Directors will advise shareholders as to what course of action, if any, should be undertaken.
About CPEX Pharmaceuticals
     CPEX Pharmaceuticals, Inc is an emerging specialty pharmaceutical company focused on the development, licensing and commercialization of pharmaceutical products utilizing CPEX’s validated drug delivery platform technology. CPEX has U.S. and international patents and other proprietary rights to technology that facilitates the absorption of drugs. CPEX has licensed applications of its proprietary CPE-215® drug delivery technology to Auxilium Pharmaceuticals, Inc. which launched Testim®, a topical testosterone gel, in 2003. CPEX is also developing a proprietary intranasal insulin product candidate, Nasulin™, which is currently in Phase 2 clinical trials. CPEX maintains its headquarters in Exeter, NH. For more information about CPEX, please visit www.cpexpharm.com.